Exhibit 3-1

Articles of Incorporation
Assured Equities V Corporation

The undersigned subscriber to these Articles of Incorporation is a limited liability company ("company") legal formed, and in active status, under the laws of the State of Utah, the Managing Member of which is competent to contract and hereby form, on behalf of the company, a corporation for profit under Chapter 607 and/or Chapter 621, of the Florida Statutes (Profit).

Article I – Name

The name of the Corporation is Assured Equities V Corporation, (hereinafter "Corporation").

Article II – Principal Office

The address of the principal office of the Corporation is 2211 12th Avenue East, Seattle, Washington 98102.

Article III – Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and to exercise powers granted under the laws of the United States of America and the State of Florida.

Article IV - Shares

The aggregate number of shares that the Corporation shall have authority to issue is 150,000,000 shares, consisting of 100,000,000 shares of the par value of $0.001 per share, which shall be designated "Common Stock" and 50,000,000 shares of the par value of $0.001 per share, which shall be designated "Preferred Stock."

4.1  Common Stock: The maximum number of common shares that the Corporation is authorized to have outstanding at any time is ONE HUNDRED MILLION (100,000,000) shares of Common Stock, each share having the par value of One One-Thousandth of a Dollar ($0.001).

4.1(a)   Subject to the provisions of the By-laws, as from time to time amended, with respect to the closing of the transfer books and the fixing of a record date, all holders of shares of Common Stock shall be identical with each other in every respect and the holders of common shares shall be entitled to have unlimited voting rights on all shares and be entitled to one vote for each share of common on all matters on which Shareholders have the right to vote.

4.1(b)  All holders of shares of Common Stock, upon the dissolution of the Corporation, shall be entitled to receive the net assets of the Corporation after payment shall have been made to the holders of Preferred Stock of the full amount to which they shall be entitled under this Article Four. The holders of Common Stock shall be entitled, to the exclusion of the holders of the Preferred Stock of any series, to share ratably, according to the number of shares held by them, in all remaining assets of the Corporation available for distribution.

4.2  Preferred Stock: The maximum number of preferred shares that this Corporation is authorized to have outstanding at any time is FIFTY MILLION (50,000,000) shares of Preferred Stock, each share having the par value of One One-Thousandth of a Dollar ($0.001).

4.2(a)   Subject to the provisions of the By-laws, as from time to time amended, with respect to the closing of the transfer books and the fixing of a record date, all holders of shares of Preferred Stock shall be identical with each other in every respect and the holders of preferred shares shall be entitled to have unlimited voting rights on all shares and be entitled to one vote for each share of Preferred Stock on all matters on which Shareholders have the right to vote.

4.2(b)  All holders of shares of preferred stock shall have preference:

4.2(b)(1) On dividends, to the extent that if the Corporation distributes dividends to shareholders the preferred shareholders shall be first to receive such disbursements at a minimum and maximum annual rate established from time to time by the Board of Director(s).

4.2(b)(2) In the event of dissolution, and upon the dissolution of the Corporation shall be entitled to receive the net assets of the Corporation.

4.3 No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Director(s) may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Director(s) may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the bylaws of the Corporation.

4.4 The Board of Director(s) of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Director(s) may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the bylaws of the Corporation.

4.5 The Board of Director(s) of the Corporation may, by Restated Articles of Incorporation, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or term or condition of the stock.

4.6  At a meeting of stockholders, following all requisite approvals under the Law of the State of Florida, the affirmative vote of a majority of the votes of all outstanding shares entitled to vote thereon shall be required to take any of the following actions: (a) to adopt a plan of merger of the Corporation, or (b) to approve the sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation, or (c) to adopt a plan for the exchange of shares of the Corporation, and (d) to authorize the dissolution of the Corporation in accordance with Law of the State of Florida.

Article V – Initial Officers And/Or Directors

The officers of the Corporation shall be:

President:                    William D. Kyle
Secretary:                    Anne M. Kyle
Treasurer:                    William D. Kyle

whose address shall be the same as the principal office of the Corporation.

The Director(s) of the Corporation shall be:

William D. Kyle
Anne M. Kyle

whose address shall be the same as the principal office of the Corporation.

Article VI – Registered Agent

The name and street address of the Registered Agent of the Corporation is:

Mr. Michael H. Hoffman
1521 Alton Road, Suite 284
Miami, FL 33139

Article VII – Incorporator

The name and street address of the incorporator of this Corporation is:

Assured Equities, LLC
198 East 8th Street, #298
Port Angeles, WA 98362

Article VIII – Shareholders' Restrictive Agreement

All of the shares of stock of this Corporation may be subject to a Shareholders' Restrictive Agreement containing numerous restrictions on the rights of shareholders of the Corporation and the transferability of the shares of stock of the Corporation. A copy of the Shareholders' Restrictive Agreement, if any, is on file at the principal office of the Corporation.

Article IX – Powers of Corporation

The Corporation shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, subject to any limitations or restrictions imposed by applicable law or these Articles of Incorporation.

Article X – Term of Existence

This Corporation shall have perpetual existence.

Article XI – Registered Owner(s)

The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right is registered on the books of the Corporation as the owner thereto, for all purposes, and except as may be agreed in writing by the Corporation, the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such share or right on the part of any other person, whether or not the Corporation shall have notice thereof.

Article XII - Bylaws

The Board of Director(s) of the Corporation shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the Bylaws of the Corporation; but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Director(s) at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the Bylaws.

Article XIII - Effective Date

These Articles of Incorporation shall be effective immediately upon approval of the Secretary of State, State of Florida.

Article XIV - Amendment

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, or in any amendment hereto, or to add any provision to these Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the provisions of any applicable statute of the State of Florida, and all rights conferred upon shareholders in these Articles of Incorporation or any amendment hereto are granted subject to this reservation.

IN WITNESS WHEREOF, I have hereunto set my hand and seal, acknowledged and filed the foregoing Articles of Incorporation under the laws of the State of Florida, this 8th Day of August, 2009.

By: /s/ William D. Kyle
Assured Equities Creations LLC, Incorporator
William D. Kyle, Managing Member

Acceptance of Registered Agent Designated
In Articles Of Incorporation

I, Michael H. Hoffman, having a business office address at

1521 Alton Road, Suite 284
Miami, FL 33139

and having been named as Registered Agent in the above and foregoing Articles of Incorporation, accept service of process for the above stated corporation at the place designated in this certificate. I am familiar with and accept the appointment as Registered Agent under the applicable provisions of the Florida Statutes and agree to act in this capacity.

Signature/Registered Agent
Michael H. Hoffman

By: /s/ Michael H. Hoffman
Michael H. Hoffman
Date: August 1, 2009

Signature
Assured Equities V Corporation

By: /s/ Anne M. Kyle
Anne M. Kyle, Corporate Secretary
Date: August 1, 2009